Exhibit 99.2
WELLS
FARGO
Wells Fargo Consumer Credit Group
550 California Street, 9th Floor
San Francisco, CA 94104
Management Report

February 28, 2005

As of and for the year ended December 31, 2004, Wells Fargo Bank, N.A. (the "Bank"), as
servicer of the loans included in the loan pools set forth in Appendix A (the "pools"), has complied in all material respects with the minimum servicing standards set forth in the Mortgage
Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers,
except for minimum servicing standards, I.4, III.3, III.4, III.6, V.2, V.3, and V.4, which the Bank has determined are not applicable to the servicing of the pools, and except for the following:

In certain circumstances, the mortgage payment as recorded on the servicing system did not agree with the mortgagor's loan documents. This resulted from a change to the funding date subsequent to execution of the loan documents because the borrower signed the note on a date subsequent to the loan document date or funding occurred after the note was signed. As a result, the payment amount in the loan accounting system was less than the payment amount shown in the note, by up to $1.75. The loan system has been adjusted to reflect the payment amount on the note, and the borrower is now paying this amount. To complement a post-funding verification function, automated front-end processes will be added to alert loan servicing personnel prior to funding that a payment amount difference exists between the loan documents and the loan system, which will effect new loan documents to be drawn. Borrowers and investors have been notified of the differences and that the system has been adjusted to agree with the loan documents.

As of and for the year ended December 31, 2004, the Bank had in effect a fidelity bond in the amount of $50,000,000 and an errors and omissions policy in the amount of $20,000,000.

Very truly yours,

Wells Fargo Bank, N.A., as Servicer

/s/ Tom Tolda
Thomas J. Tolda, SVP
Chief Financial Officer
Consumer Credit Group

/s/ Janet Lee
Janet Lee, VP
Group Controller
Consumer Credit Group

/s/ Neil Dellacava
Neil Dellacava , EVP
Servicing Manager
Consumer Credit Group

Appendix A - Listing of Loan Pools

Greenwich Capital Financial Products , Inc.
WFB 2002-H02
GCX0201

TierOne Bank
WFB 2003-H01
T1X0301

Lehman Brothers Bank, FSB
WFB 2003-H02
LBX0301

TierOne Bank
WFB 2003-H03
T1X0302

TierOne Bank
WFB 2003-H04
T1X0303

TierOne Bank
WFB 2004-H01
T1X0401

Lehman Brothers Holdings Inc.
SASCO Series 2003-S1 LBR0302

Lehman Brothers Holdings Inc.
SASCO Series 2004-S1 LBR0401